Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 1, 2019, relating to the financial statements and financial statement schedules of Twin River Worldwide Holdings, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Twin River Worldwide Holdings, Inc. and subsidiaries for the year ended December 31, 2018 (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph regarding the Company's merger with Dover Downs Gaming & Entertainment, Inc.), and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

June 14, 2019